Exhibit 99.1

Landsea Homes Reports Third Quarter 2021 Results

Third Quarter 2021 Highlights

- Increased fully diluted earnings by 130% -

- Expanded home sales gross margins by 250 basis points -

- Grew quarter-ending backlog units and dollar value by 18% and 38%, respectively -

- Increased total lots owned and controlled by 46% -

- Raised 2021 full year revenue net income outlook -

Newport Beach, Calif. – November 10, 2021 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 vs. Same Year-Ago Quarter:

●	Total revenue for the third quarter of 2021 was $214.1 million compared to $218.5 million. Excluding revenue generated from Vintage Estate Homes (“VEH”, “Vintage” or “Vintage Estates”), which was acquired on May 4, 2021, total revenue decreased 20%. For the nine months ended September 30, 2021, total revenue increased 39% year-over-year.
●	Total home sales revenue decreased 4% to $208.9 million compared to $218.5 million. Excluding home sales generated from VEH, total home sales decreased 21%. For the nine months ended September 30, 2021, home sales revenue increased 34% year-over-year.
●	Total homes delivered decreased 12% to 380 homes compared to 433 homes. For the nine months ended September 30, 2021, total homes delivered increased 18% year-over-year.
●	Net new home orders were 275 homes with an average sales price (ASP) of $673,000 and a monthly absorption rate of 2.6 sales per active community. This compares to 504 net new home orders with an average sales price of $554,000 and a monthly absorption rate of 5.9 sales per active community.
●	The average number of selling communities for the third quarter of 2021 increased to 35.3 communities compared to 28.7 communities for the third quarter of 2020.
●	Total homes in backlog increased 18% to 1,092 homes with a dollar value of $606.2 million and an average sales price of $555,000 at September 30, 2021. This compares to 922 homes with a dollar value of $439.6 million and an average sales price of $477,000 at September 30, 2020.
●	Gross margin as a percentage of revenue increased 250 basis points to 16.1% compared to 13.6% at September, 30 2020.
●	Adjusted homes sales gross margin increased 100 basis points to 21.4% compared to 20.4% at September, 30 2020.

Management Commentary

“Landsea Homes made progress on a number of fronts in the third quarter of 2021, as we remained on track to generate roughly one billion in homebuilding revenues for the year, greatly improved our access to capital and continued to lay the foundation for our company’s rapid expansion” said John Ho, Chief Executive Officer of Landsea Homes. “Similar to other homebuilders, we were adversely impacted by the ongoing supply chain issues during the quarter which caused delays to our scheduled deliveries and community openings. We have been working closely with our suppliers and trade partners to alleviate these issues and have made progress moving things forward since the quarter closed. As a result, we are changing our full year guidance for 2021.”

Mr. Ho continued, “Despite these construction and development headwinds, we continue to see robust demand for our homes, driven by the strong housing fundamentals in our markets, our focus on affordable price points and the appeal of our High Performance Homes, which feature the latest in new home technology, sustainability and performance. The integration of Vintage Estates has progressed nicely, and we made significant land investments in Texas and Florida to expand our newly established presence in these markets. Landsea has a solid track record of entering new markets via acquisition and scaling the local operations in a rapid fashion, and we believe the same will be true with Vintage Estates.”

Mr. Ho concluded, “With a record quarter-ending backlog, a strong fundamental outlook and a unique and differentiated product profile, Landsea Homes is poised to finish the year on a high note and carry the momentum into 2022. We believe we are in a great position to continue our rapid expansion thanks to our strategic growth initiatives and our strong capital position, which was greatly enhanced by the establishment of a new unsecured credit facility. As a result, we continue to be as optimistic as ever about the future of Landsea Homes.”

Third Quarter 2021 Financial and Operational Results

Total revenue decreased 2% to $214.1 million compared to $218.5 million in the third quarter of 2020. Excluding revenue generated from VEH, total revenue decreased 20%.

Total homes delivered decreased 12% to 380 homes at an average sales price of $550,000 compared to 433 homes delivered at an average sales price of $505,000 in the third quarter of 2020. The decline in deliveries was largely a result of the ongoing supply chain issues affecting the industry. The increase in average sales price was primarily due to price appreciation in the Arizona market and a larger number of deliveries from communities with higher-end homes.

Net new home orders were 275 homes with a dollar value of $184.9 million, an average sales price of $673,000 and a monthly absorption rate of 2.6 sales per active community. This compares to 504 homes with a dollar value of $279.1 million, an average sales price of $554,000 and a monthly absorption rate of 5.9 sales per active community in the prior year period. The decline in new home orders was largely a result of the Company’s decision to temporarily slow the pace of sales to adjust to lengthening production cycle times.

Total homes in backlog increased 18% to 1,092 homes with a dollar value of $606.2 million and an average sales price of $555,000 at September 30, 2021. This compares to 922 homes with a dollar value of $439.6 million and an average sales price of $477,000 at September 30, 2020. The increase in value and average sales price coincides with price appreciation for the net new home orders for the third quarter.

Total lots owned or controlled at September 30, 2021, increased 46% to 9,756 compared to 6,680 at December 31, 2020, primarily due to the acquisition of Vintage Homes.

Home sales gross margin increased to 16.1% from 13.6% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) increased 100 basis points to 21.4% compared to 20.4% in the prior year period. The benefit was primarily due to price appreciation and an increase in gross margins within our California segment, partially offset by higher costs.

Net income attributable to Landsea Homes increased to $10.8 million compared to $3.2 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) increased to $8.3 million compared to $9.8 million in the prior year period.

Adjusted EBITDA (a non-GAAP measure) slightly declined to $19.3 million compared to $20.3 million in the prior year period. Mainly attributable to a gain on remeasurement of warrant liability of $7 million.

Liquidity

As of September 30, 2021, cash and cash equivalents was $82.4 million, a $23.4 million decrease from December 31, 2020, primarily due to an increase in real estate inventories. Total debt was $361.7 million compared to $264.8 million at December 31, 2020.

Landsea Homes’ ratio of debt to capital was 38.4% at September 30, 2021, compared to 33.3% at December 31, 2020. The Company’s net debt to net book capitalization (a non-GAAP measure) was 32.5% at September 30, 2021, compared to 22.6% at December 31, 2020.

2021 Outlook

For the full year Landsea Homes expects to report approximately $1,016 to $1,060million total revenue for 2021. Total homes delivered is now expected to be 1,671 to 1,760 at an average sales price of $540,000 to $580,000. Home sales gross margin is expected to be 16.9% to 17.8% and adjusted home sales gross margin (a non-GAAP measure) is expected to be 21.9% to 22.5%. The Company now expects to report adjusted net income attributable to Landsea Homes of approximately $62 million to $66 million in 2021.

Subsequent Events

On October 6, 2021, the Company established a $500 million unsecured revolving credit facility with an accordion feature that permits increases in borrowing capacity up to an additional $350 million, subject to certain conditions. As of the closing date of this new facility, the Company had $296m in borrowings outstanding and available borrowing capacity of approximately $204m. Including cash on hand, the Company had total liquidity of approximately $306 million.

Material Weakness

As previously disclosed, management concluded that the Company had a material weakness as of December 31, 2020 relating to the Company’s internal controls over financial reporting with respect to accounting for warrants that we are currently working to remediate. As an “emerging growth company” we are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose; however, in anticipation of becoming subject to the SEC rules that implement Section 404 of the Sarbanes-Oxley Act by year-end, we have been working to enhance our internal control framework and in doing so, have identified additional material weaknesses relating to an insufficient complement of resources with an appropriate level of expertise, knowledge and training and inadequate documentation of controls commensurate with the financial reporting requirements for an SEC registrant. As management continues to evaluate their internal control environment in preparation for compliance with Section 404 of the Sarbanes-Oxley requirements, additional material weaknesses may be identified.

Conference Call

The Company will hold a conference call today at 10:00 a.m. Eastern time to discuss its third quarter 2021 results.

Date: Wednesday, November 10, 2021

Time: 10:00 a.m. Eastern time (7:00 a.m. Pacific time)

Toll-free dial-in number: 1-833-672-0663

International dial-in number: 1-929-517-0343

Conference ID: 2871078

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Mackintosh Investor Relations, LLC at (310) 924-9036.

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on November 17, 2021.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 2871078

About Landsea Homes

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles and Orange County.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: http://www.landseahomes.com/.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business, including as they relate to anticipated effects of the business contamination with LF Capital Acquisition Corporation on January 7, 2021 (the “Business Combination”). These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to:

●	the benefits of the Business Combination and the acquisition of VEH (the “Acquisition”);

●	the future financial performance of the Company;

●	changes in the market for Landsea Homes’ products and services; and

●	other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but not are limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

●	the ability to recognize the anticipated benefits of the Business Combination and the Acquisition, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the acquired business, and the ability of the combined business and the acquired business to grow and manage growth profitably;

●	costs related to the Business Combination;

●	the ability to maintain the listing of Landsea Homes’ securities on Nasdaq;

●	the outcome of any legal proceedings that may be instituted against the Company;

●	changes in applicable laws or regulations;

●	the inability to launch new Landsea Homes products or services or to profitably expand into new markets;

●	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;

●	risks and uncertainties relating to the material weaknesses in our internal controls over financial reporting;

●	the possibility that additional information may arise that would require us to make further adjustments or revisions to our historical financial statements, report additional material weaknesses or delay the filing of our current financial statements; and

●	other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact:

Drew Mackintosh

Mackintosh Investor Relations, LLC

drew@mackintoshir.com

(310) 924-9036

Media Contact:

Annie Noebel

Cornerstone Communications

anoebel@cornerstonecomms.com

(949) 449-2527

Landsea Homes Corporation

Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
	(dollars in thousands)
Assets
Cash and cash equivalents	$82,360	$105,778
Cash held in escrow	14,538	11,618
Restricted cash	—	4,270
Real estate inventories	907,937	687,819
Due from affiliates	4,151	2,663
Investment in and advances to unconsolidated joint ventures	4,301	21,342
Goodwill	24,457	20,705
Other assets	35,367	41,569
Total assets	$1,073,111	$895,764

Liabilities
Accounts payable	$55,345	$36,243
Accrued expenses and other liabilities	59,603	62,869
Due to affiliates	2,358	2,357
Warrant liability	14,520	—
Notes and other debts payable, net	361,735	264,809
Total liabilities	493,561	366,278

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 46,281,091 and 32,557,303 outstanding as of September 30, 2021 and December 31, 2020, respectively	5	3
Additional paid-in capital	531,887	496,171
Retained earnings	46,398	32,011
Total stockholders’ equity	578,290	528,185
Noncontrolling interests	1,260	1,301
Total equity	579,550	529,486
Total liabilities and equity	$1,073,111	$895,764

Landsea Homes Corporation

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$208,916	$218,517	$603,281	$449,870
Lot sales and other	5,213	—	21,541	—
Total revenue	214,129	218,517	624,822	449,870

Cost of sales
Home sales	175,349	188,724	511,177	394,200
Inventory impairments	—	—	—	3,413
Lot sales and other	3,419	—	16,929	—
Total cost of sales	178,768	188,724	528,106	397,613

Gross margin
Home sales	33,567	29,793	92,104	52,257
Lot sales and other	1,794	—	4,612	—
Total gross margin	35,361	29,793	96,716	52,257

Sales and marketing expenses	12,299	13,905	34,880	31,523
General and administrative expenses	16,905	11,382	45,826	31,332
Total operating expenses	29,204	25,287	80,706	62,855

Income (loss) from operations	6,157	4,506	16,010	(10,598)

Other income, net	394	277	3,927	347
Equity in net income (loss) of unconsolidated joint ventures	168	(616)	814	(16,229)
Gain (loss) on remeasurement of warrant liability	7,040	—	(3,245)	—
Pretax income (loss)	13,759	4,167	17,506	(26,480)

Provision (benefit) for income taxes	2,977	993	3,160	(6,738)

Net income (loss)	10,782	3,174	14,346	(19,742)
Net loss attributable to noncontrolling interests	(15)	(10)	(41)	(120)
Net income (loss) attributable to Landsea Homes Corporation	$10,797	$3,184	$14,387	$(19,622)

Income (loss) per share:
Basic	$0.23	$0.10	$0.31	$(0.60)
Diluted	$0.23	$0.10	$0.31	$(0.60)

Weighted average common shares outstanding:
Basic	45,281,091	32,557,303	45,077,015	32,557,303
Diluted	45,329,891	32,557,303	45,146,552	32,557,303

Home Deliveries and Home Sales Revenue

	Three Months Ended September 30,
	2021			2020			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	171	$63,464	$371	299	$88,031	$294	(43)%	(28)%	26%
California	121	110,046	909	134	130,486	974	(10)%	(16)%	(7)%
Florida	81	30,306	374	—	—	—	N/A	N/A	N/A
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Texas	7	5,100	729	—	—	—	N/A	N/A	N/A
Total	380	$208,916	$550	433	$218,517	$505	(12)%	(4)%	9%

	Nine Months Ended September 30,
	2021			2020			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	560	$192,808	$344	685	$194,383	$284	(18)%	(1)%	21%
California	384	346,680	903	255	255,487	1,002	51%	36%	(10)%
Florida	152	55,406	365	—	—	—	N/A	N/A	N/A
Metro New York	—	—	—	—	—	—	N/A	N/A	N/A
Texas	10	8,387	839	—	—	—	N/A	N/A	N/A
Total	1,106	$603,281	$545	940	$449,870	$479	18%	34%	14%

Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended September 30,
	2021				2020				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	98	$47,922	$489	2.5	292	$96,201	$329	5.8	(66)%	(50)%	49%	(57)%
California	142	107,442	757	4.6	212	182,862	863	5.9	(33)%	(41)%	(12%)	(22)%
Florida	29	13,869	478	1.1	—	—	—	—	N/A	N/A	N/A	N/A
Metro New York	8	13,220	1,653	2.7	—	—	—	—	N/A	N/A	N/A	N/A
Texas(1)	(2)	2,487	N/A	(0.4)	—	—	—	—	N/A	N/A	N/A	N/A
Total	275	184,940	$673	2.6	504	279,063	$554	5.9	(45)%	(34)%	21%	(56)%

(1)	The ASP calculation for our Texas segment is not a meaningful disclosure as presented above due to cancellations exceeding sales as contracts are renegotiated. Our three new sales contracts during the three months ended September 30, 2021 had an ASP of $1,088 thousand.

	Nine Months Ended September 30,
	2021				2020				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	531	$213,907	$403	4.4	1,009	$306,142	$303	5.9	(47)%	(30)%	33%	(25)%
California	422	379,979	900	4.2	467	426,882	914	4.6	(10)%	(11)%	(2%)	(9)%
Florida	76	35,556	468	1.6	—	—	—	—	N/A	N/A	N/A	N/A
Metro New York	13	26,518	2,040	2.4	—	—	—	—	N/A	N/A	N/A	N/A
Texas (1)(2)	(11)	(5,584)	N/A	(1.6)	—	—	—	—	N/A	N/A	N/A	N/A
Total	1,031	$650,376	$631	3.7	1,476	$733,024	$497	5.5	(30)%	(11)%	27%	(33)%

(1)	Monthly absorption rates for Florida and Texas in 2021 are based on two months, for the time subsequent to the acquisition of Vintage in May 2021.
(2)	The ASP calculation for our Texas segment is not a meaningful disclosure as presented above due to cancellations exceeding sales as contracts are renegotiated. Our three new sales contracts during the nine months ended September 30, 2021 had an ASP of $1,088 thousand.

Average Selling Communities

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Arizona	13.3	16.7	(20)%	13.3	18.9	(30)%
California	10.3	12.0	(14)%	11.1	11.2	(1)%
Florida(1)	9.0	—	N/A	9.6	—	N/A
Metro New York(2)	1.0	—	N/A	0.6	—	N/A
Texas(1)	1.7	—	N/A	1.4	—	N/A
Total	35.3	28.7	23%	31.1	30.1	3%

(1)	Average selling communities calculations for Florida and Texas in 2021 are based on two months, for the time subsequent to the acquisition of Vintage in May 2021.
(2)	Metro New York began selling at one community in May 2021.

Backlog

	September 30, 2021			September 30, 2020			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	479	$194,031	$405	653	$203,914	$312	(27)%	(5)%	30%
California	280	249,709	892	269	235,650	876	4%	6%	2%
Florida(1)	301	118,632	394	—	—	—	N/A	N/A	N/A
Metro New York	13	26,518	2,040	—	—	—	N/A	N/A	N/A
Texas(2)	19	17,347	913	—	—	—	N/A	N/A	N/A
Total	1,092	$606,237	$555	922	$439,564	$477	18%	38%	16%

(1)	Backlog acquired in Florida at the date of the Vintage acquisition was 377 homes with a value of $138,483 thousand.
(2)	Backlog acquired in Texas at the date of the Vintage acquisition was 40 homes with a value of $31,318 thousand.

Lots Owned or Controlled

	September 30, 2021			December 31, 2020
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	3,842	1,246	5,088	3,094	1,770	4,864	5%
California	1,005	1,137	2,142	1,104	662	1,766	21%
Florida	806	697	1,503	—	—	—	N/A
Metro New York	50	—	50	50	—	50	—%
Texas	55	918	973	—	—	—	N/A
Total	5,758	3,998	9,756	4,248	2,432	6,680	46%

Home Sales Gross Margins

Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments (if applicable), and purchase price accounting for acquired work in process inventory (if applicable). This non-GAAP financial measure should not be used as a substitute for the Company’s operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe this non-GAAP measure is meaningful because it provides insight into the impact that financing arrangements and acquisitions have on our homebuilding gross margin and allows for comparability of our gross margins to competitors that present similar information

	Three Months Ended September 30,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$208,916	100.0%	$218,517	100.0%
Cost of home sales	175,349	83.9%	188,724	86.4%
Home sales gross margin	33,567	16.1%	29,793	13.6%
Add: Interest in cost of home sales	7,262	3.5%	10,878	5.0%
Add: Inventory impairments	—	—%	—	—%
Adjusted home sales gross margin excluding interest and inventory impairments	40,829	19.5%	40,671	18.6%
Add: Purchase price accounting for acquired inventory	3,840	1.8%	3,916	1.8%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$44,669	21.4%	$44,587	20.4%

	Nine Months Ended September 30,
	2021	%	2020	%
	(dollars in thousands)
Home sales revenue	$603,281	100.0%	$449,870	100.0%
Cost of home sales	511,177	84.7%	397,613	88.4%
Home sales gross margin	92,104	15.3%	52,257	11.6%
Add: Interest in cost of home sales	25,551	4.2%	23,578	5.2%
Add: Inventory impairments	—	—%	3,413	0.8%
Adjusted home sales gross margin excluding interest and inventory impairments	117,655	19.5%	79,248	17.6%
Add: Purchase price accounting for acquired inventory	10,969	1.8%	9,495	2.1%
Adjusted home sales gross margin excluding interest, inventory impairments, and purchase price accounting for acquired inventory	$128,624	21.3%	$88,743	19.7%

EBITDA and Adjusted EBITDA

The following table presents EBITDA and Adjusted EBITDA for the three months ended September 30, 2021 and 2020. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) (gain) loss on debt extinguishment, (vii) transaction costs related to the merger and business combinations, (viii) the impact of income or loss allocations from our unconsolidated joint ventures, (ix) gain on forgiveness of PPP loan, and (x) gain (loss) on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended September 30,
	2021	2020
	(dollars in thousands)
Net income (loss)	$10,782	$3,174
Provision (benefit) for income taxes	2,977	993
Interest in cost of sales	7,282	10,878
Interest relieved to equity in net loss (income) of unconsolidated joint ventures	281	281
Interest expense	11	—
Depreciation and amortization expense	1,287	899
EBITDA	22,620	16,225
Inventory impairments	—	—
Purchase price accounting in cost of home sales	3,840	3,916
Transaction costs	328	234
Equity in net (income) loss of unconsolidated joint ventures, net of interest	(449)	335
(Gain) loss on remeasurement of warrant liability	(7,040)	—
Adjusted EBITDA	$19,299	$20,710

	Nine Months Ended September 30,
	2021	2020
	(dollars in thousands)
Net income (loss)	$14,346	$(19,742)
Provision (benefit) for income taxes	3,160	(6,738)
Interest in cost of sales	25,648	23,578
Interest relieved to equity in net loss (income) of unconsolidated joint ventures	1,056	915
Interest expense	32	11
Depreciation and amortization expense	3,240	2,684
EBITDA	47,482	708
Inventory impairments	—	3,413
Purchase price accounting in cost of home sales	10,969	9,495
Transaction costs	4,492	709
Equity in net (income) loss of unconsolidated joint ventures, net of interest	(1,870)	15,314
Gain on PPP loan forgiveness	(4,266)	—
(Gain) loss on remeasurement of warrant liability	3,245	—
Less: Imputed interest in cost of sales (1)	—	(776)
Adjusted EBITDA	$60,052	$28,863

(1)	Imputed interest related to a land banking transaction that was treated as a product financing arrangement.

Adjusted Net Income

Adjusted Net Income to Landsea is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income to Landsea is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, gain on forgiveness of PPP loan, and gain (loss) on remeasurement of warrant liability, merger related transaction costs, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended September 30,
	2021	2020
	(dollars in thousands, except share and per share amounts)
Net income (loss) attributable to Landsea Homes Corporation	$10,797	$3,184

Inventory impairments	—	—
Previously capitalized related party interest included in cost of sales	2,571	4,113
Equity in net (income) loss of unconsolidated joint ventures	(168)	616
Purchase price accounting for acquired inventory	3,840	3,916
Gain on PPP loan forgiveness		—
(Gain) loss on remeasurement of warrant liability	(7,040)	—
Total adjustments	(797)	8,645
Tax-effected adjustments (1)	(2,458)	6,585
Adjusted net income attributable to Landsea Homes Corporation	$8,339	$9,769

Less: undistributed earnings allocated to participating shares	$(239)	$—
Net income (loss) attributable to common stockholders	10,558	3,184

Less: adjusted undistributed earnings allocated to participating shares	(184)	—
Adjusted net income (loss) attributable to common stockholders	$8,155	$9,769

Earnings per share
Basic	$0.23	$0.10
Diluted	$0.23	$0.10

Adjusted earnings per share
Basic	$0.18	$0.30
Diluted	$0.18	$0.30

Weighted average common shares outstanding used in EPS - basic	45,281,091	32,557,303
Weighted average common shares outstanding used in EPS - diluted	45,329,891	32,557,303

(1)	Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items..

	Nine Months Ended September 30,
	2021	2020
	(dollars in thousands, except share and per share amounts)
Net income (loss) attributable to Landsea Homes Corporation	$14,387	$(19,622)

Inventory impairments	—	3,413
Previously capitalized related party interest included in cost of sales	9,813	8,653
Equity in net (income) loss of unconsolidated joint ventures	(814)	16,229
Purchase price accounting for acquired inventory	10,969	9,495
Merger related transaction costs	2,656	—
Gain on PPP loan forgiveness	(4,266)	—
(Gain) loss on remeasurement of warrant liability	3,245	—
Total adjustments	21,603	37,790
Tax-effected adjustments (1)	15,583	28,174

Adjusted net income attributable to Landsea Homes Corporation	$29,970	$8,552

Less: undistributed earnings allocated to participating shares	$(315)	$—
Net income (loss) attributable to common stockholders	14,072	(19,622)

Less: adjusted undistributed earnings allocated to participating shares	(656)	—
Adjusted net income (loss) attributable to common stockholders	$29,314	$8,552

Earnings per share
Basic	$0.31	$(0.60)
Diluted	$0.31	$(0.60)

Adjusted earnings per share
Basic	$0.65	$0.26
Diluted	$0.65	$0.26

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	45,077,015	32,557,303
Weighted average common shares outstanding used in EPS - diluted	45,146,552	32,557,303

(1)	Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items..

Net Debt to Net Capital

The following table presents the ratio of debt to capital as well as the ratio of net debt to net capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs plus total equity).

The non-GAAP ratio of net debt to net capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by net capital (sum of net debt plus total equity). The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to net capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to net capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	September 30, 2021	December 31, 2020
	(dollars in thousands)
Total notes and other debts payable, net	$361,735	$264,809
Total equity	579,550	529,486
Total capital	$941,285	$794,295
Ratio of debt to capital	38.4%	33.3%

Total notes and other debts payable, net	$361,735	$264,809
Less: cash, cash equivalents and restricted cash	82,360	110,048
Net debt	279,375	154,761
Total equity	579,550	529,486
Net capital	$858,925	$684,247
Ratio of net debt to net capital	32.5%	22.6%